                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated January 27, 1997, relating to the financial statements of U.S. Rentals, Inc., a California corporation, and of our report dated January 27, 1997, relating to the financial statements of U.S. Rentals, Inc., a Delaware corporation, which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data".

Sacramento, California

February 10, 1997